Exhibit 10.1

DATE  3  JULY  2017

(1)TRILINC  GLOBAL  IMPACT  FUND  CAYMAN ,  LTD .

as  the  Borrower

(2)	MICRO , SMALL & MEDIUM ENTERPRISES BONDS S . A . , ACTING ON BEHALF OF ITS COMPARTMENT SERIES 88

as Lender

(3)SYMBIOTICS S A

as Servicer

FACILITY AGREEMENT

LON/MSME/S88/TLFA/Execution Copy

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THIS AGREEMENT is dated 3 July 2017 and made between:

(1)

TRILINC GLOBAL IMPACT FUND CAYMAN, LTD. an exempted company incorporated under the laws of the Cayman Islands with company number 310829 and having its registered office at PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands, as borrower (the "Borrower");

(2)

MICRO, SMALL & MEDIUM ENTERPRISES BONDS S.A., a public limited company (“société anonyme”) incorporated under the laws of the Grand Duchy of Luxembourg having its registered office at 20, rue de la Poste, L-2346 Luxembourg,

Grand Duchy of Luxembourg as a securitisation company subject to the Securitisation Law, registered with the Luxembourg Trade and Companies Register under number B 156914, acting on behalf of its compartment "Series 88" as lender (or any assignees  or successors thereof) (the "Lender"); and

(3)

SYMBIOTICS SA, a public limited company (“société anonyme”) incorporated under the laws of Switzerland having its registered office at 31 Rue de la Synagogue, CH-1204 Geneva, Switzerland, as servicer (the "Servicer").

IT IS AGREED as follows:

1.DEFINITIONS AND INTERPRETATION

1.1 Definitions

In this Agreement:

"Accounting Principles" means generally accepted accounting principles in the United States.

"Affiliate" means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

"Authorisation" means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

"Availability Date" means:

(a)7 July 2017 (the "Initial Availability Date"); or

(b)the date set out in an Increase Request and delivered to the Lender pursuant to Clause 2.2 (Increase), or such later date as may be agreed in writing between the Lender and the Borrower.

"Available Commitment" means the Lender's Total Commitment minus:

(a)	the amount of its participation in any outstanding Loans; and
(b)	in relation to any proposed Utilisation, the amount of its participation in any Loans that are due to be made on or before the proposed Utilisation Date.

"Base Currency" means US dollars.

“Borrower Subsidiary” means (a) any of

TriLinc Global Impact Fund – Africa, Ltd.

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TriLinc Global Impact Fund – African Trade Finance, Ltd.

TriLinc Global Impact Fund – African Trade Finance II, Ltd.

TriLinc Global Impact Fund – Asia, Ltd.

TriLinc Global Impact Fund – Asia II, Ltd.

TriLinc Global Impact Fund – Asia III, Ltd.

TriLinc Global Impact Fund – Latin America, Ltd.

TriLinc Global Impact Fund – Latin America II, Ltd.

TriLinc Global Impact Fund – Latin America III, Ltd.

TriLinc Global Impact Fund – Trade Finance, Ltd.

or (b) any other fully owned Subsidiary of the Borrower notified to the Lender.

"Business Day" means a day (other than a Saturday or Sunday) on which banks are open for business in New York, United States of America; Los Angeles, United States of America; London, United Kingdom; George Town, Cayman Islands and Luxembourg, Grand Duchy of Luxembourg.

"Change of Control" means the Fund ceases directly or indirectly to have the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to:

(i)	cast, or control the casting of, more than 67 per cent. of the maximum number of votes that might be cast at a general meeting of the Borrower;
(ii)	appoint or remove all, or the majority, of the directors or other equivalent officers of the Borrower; or
(iii)	give directions with respect to the operating and financial policies of the Borrower with which the directors or other equivalent officers of the Borrower are obliged to comply; or
(iv)

hold beneficially more than 67 per cent. of the issued share capital of the Borrower (excluding any part of that issued share capital that carries no right to participate beyond a specified amount in a distribution of either profits or capital)

"Code" means the US Internal Revenue Code of 1986.

"Collection Account" means the account opened and maintained by the Lender in the books of BNP Paribas Securities Services Luxembourg Branch with the account details specified in Schedule 6 (Account).

"Commitment" means US$10,500,000, to the extent not cancelled, reduced or transferred by it under this Agreement.

"Common Reporting Standard" means:

(a)the Multilateral Competent Authority Agreement on the Automatic Exchange of Financial Account Information based on the standard for automatic exchange of financial account information developed by the Organisation for Economic CoOperation and Development; and

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(b)any law or regulation of any jurisdiction which facilitates the implementation of the agreement referred to in paragraph (a) above.

"CRS Deduction" means a deduction or withholding from a payment under a Finance Document on account of the Common Reporting Standard, provided that:

(a)	the deduction or withholding is required by law;
(b)	the legal requirement to make such a deduction or withholding takes effect or comes into force after the date of this Agreement; and
(c)

the requirement to make a deduction or withholding results from the failure or negligence of a Party to comply with its obligations to provide any forms, documentation or other information reasonably requested by another Party pursuant to Clause 12.8(a)(iii).

"Compliance Certificate" means a certificate substantially in the form set out in Schedule 4 (Form of Compliance Certificate).

"Default" means an Event of Default or any event or circumstance specified in Clause 20 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

"Designated Website" means the Servicer’s online reporting system.

"Disruption Event" means either or both of:

(a)

a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:
(i)	from performing its payment obligations under the Finance Documents; or
(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

"Eligible Financing" means the investment by a Borrower Subsidiary in small and medium enterprises in developing economies in accordance with the Investment Policy.

"Event of Default" means any event or circumstance specified as such in

Clause 20 (Events of Default).

"Facility" means the secured term loan facility made available under this Agreement as described in Clause 2 (The Facility) Facility.

"FATCA" means:

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(a)	sections 1471 to 1474 of the Code or any associated regulations;
(b)

any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or

(c)

any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

"FATCA Application Date" means:

(a)	in relation to a "withholdable payment" described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 July 2014;
(b)

in relation to a "withholdable payment" described in section 1473(1)(A)(ii) of the Code (which relates to "gross proceeds" from the disposition of property of a type that can produce interest from sources within the US), 1 January 2019; or

(c)	in relation to a "passthru payment" described in section 1471(d)(7) of the Code not falling within paragraphs (a) or (b) above, 1 January 2019,

or, in each case, such other date from which such payment may become subject to a deduction or, withholding required by FATCA as a result of any change in FATCA after the date of this Agreement.

"FATCA Deduction" means a deduction or withholding from a payment under a Finance Document required by FATCA.

"FATCA Exempt Party" means a Party that is entitled to receive payments free from any FATCA Deduction.

"Finance Document" means this Agreement, the Shareholder’s Security Agreements and any other document designated as such by the Lender and the Borrower.

"Financial Indebtedness" means any indebtedness for or in respect of:

(a)	moneys borrowed;
(b)	any amounts raised through client accounts or deposits;
(c)	any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent, including subordinated debt;
(d)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;
(e)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with the Accounting Principles, be treated as a finance or capital lease;
(f)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

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(g)

any amount raised under any other transaction (including any forward sale or purchase agreement) of a type not referred to in any other paragraph of this definition having the commercial effect of a borrowing;

(h)

any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value (or, if any actual amount is due as a result of the termination or close-out of that derivative transaction, that amount) shall be taken into account);

(i)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and
(j)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (i) above.

"Fund" means TriLinc Global Impact Fund, LLC, a Delaware limited liability company.

"Holding Company" means, in relation to a person, any other person in respect of which it is a Subsidiary.

"Increased Facility Availability Date" has the meaning given to this term in the Increase Request.

“Increase Request” has the meaning given to it in Clause 2.2 (Increase).

"Interest Payment Date" means 15 January, 15 April, 15 July and 15 October in any year, and the first Interest Payment Date shall fall on 15 October 2017.

"Interest Period" means, in relation to a Loan, each period determined in accordance with Clause 9 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 8.3 (Default interest).

"Interpolated Screen Rate" means, in relation to any Loan, the rate (rounded to the same number of decimal places as the two relevant Screen Rates) which results from interpolating on a linear basis between:

(a)	the applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than the Interest Period of that Loan; and
(b)

the applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the Interest Period of that Loan, each as of the Specified Time on a Quotation Day for the currency of that Loan. "Investment Policy" means the investment policy of the Fund in place on the date of this Agreement.

"Lender" means:

(a)	the Lender; and
(b)	any bank, financial institution, trust, fund or other entity which has become a Party in accordance with Clause 21 (Changes to the Lenders),

which in each case has not ceased to be a Party in accordance with the terms of this Agreement.

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"LIBOR" means the applicable Screen Rate as of the Specified Time on a Quotation Day for the currency of that Loan and for a period equal in length to the Interest Period of that Loan and if that rate is less than zero, LIBOR shall be deemed to be zero.

"Loan" means a loan made or to be made under the Facility or the principal amount outstanding for the time being of that loan.

"Margin" means 4.65% per annum.

"Material Adverse Effect" means any circumstance or event which has a material adverse effect on:

(a)	the validity, legality or enforceability of this Agreement; or
(b)	the material rights and remedies of the Lenders granted under this Agreement, subject to the reservations and qualifications contained herein; or
(c)	the business, properties, assets, financial condition or results of operations of the

Borrower and the Borrower Subsidiaries, taken as a whole; or

(d)	the ability of the Borrower to perform its obligations under this Agreement.

"Maturity Date" means 7 July 2020.

"Month" means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)

(subject to paragraph (c) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and
(c)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

The above rules will only apply to the last Month of any period.

"New Lender" has the meaning given to that term in Clause 21 (Changes to the Lenders).

"Other Connection Taxes" means, with respect to any Lender or Servicer, Taxes imposed as a result of a present or former connection between such person and the jurisdiction imposing such Tax.

"Participating Member State" means any member state of the European Union that has the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

"Party" means a party to this Agreement.

"Qualifying Lender" has the meaning given to it in Clause 12 (Tax Gross-Up and Indemnities).

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"Quotation Day" means, in relation to any period for which an interest rate is to be determined, two Business Days before the first day of that period, or, (if the currency is euro) two TARGET Days before the first day of that period, unless market practice differs in the Relevant Market, in which case the Quotation Day will be determined by the Lender in accordance with market practice in the Relevant Market (and if quotations would normally be given on more than one day, the Quotation Day will be the last of those days).  "Relevant Market" means the London interbank market.

"Repeating Representations" means each of the representations set out in Clause 16.1 (Status) to Clause 16.6 (Governing law and enforcement), Clause 16.9 (No default), Clause 16.17 (No breach of laws), Clause 16.13 (Pari passu ranking) to Clause 16.15 (Assets) and Clause 16.19 (Repetition).

"Representative" means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.

"Screen Rate" means the London interbank offered rate administered by ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) for the relevant currency and period displayed on pages US0003M INDEX HP of the Bloomberg screen (or any replacement Bloomberg screen which displays that rate).

"Securitisation Law" means the Luxembourg Law of 22 March 2004 on securitisation, as amended from time to time.

"Security" means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

"Shareholder’s Security Agreements” means a Security over the shares of a Borrower Subsidiary entered into or to be entered in to by the Borrower in favour of the Lender in an agreed form".

"Specified Time" means a day or time determined in accordance with 5 (Timetables).

"Subsidiary" means, with respect to any Party, a corporation, company, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned or the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries, or both, by such Party.

"TARGET2" means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilises a single shared platform and which was launched on 19 November 2007.

"TARGET Day" means any day on which TARGET2 is open for the settlement of payments in euro.

"Tax" means any tax, levy, impost, duty, or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

"Total Commitment" means the aggregate of the Facility being US$10,500,000 at the date of this Agreement and which may be increased by the Lender pursuant to Clause 2.2 (Increase).

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"Unpaid Sum" means any sum due and payable but unpaid by the Borrower under the Finance Documents.

"US" means the United States of America.

"Utilisation" means a utilisation of a Facility.

"Utilisation Date" means the date of a Utilisation, being the date on which the relevant Loan is to be made.

"Utilisation Fee" means the fee payable by the Borrower to the Lender in relation to a Utilisation pursuant to Clause 11.1 (Utilisation fee).

"Utilisation Request" means a notice substantially in the form set out in Part I of Schedule 2 (Form of Utilisation Request).

"VAT" means:

(a)	any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and
(b)

any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph (a) above, or imposed elsewhere.

1.2 Construction

(a)Unless a contrary indication appears, any reference in this Agreement to:

(i)

the "Lender", the "Borrower", the "Servicer" or any "Party" shall be construed so as to include its successors in title, permitted assigns and permitted transferees to, or of, its rights and/or obligations under the Finance Documents;

(ii)	"assets" includes present and future properties, revenues and rights of every description;
(iii)	a "Finance Document" or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, novated, supplemented, extended or restated;
(iv)	"indebtedness" includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;
(v)

a "person" includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium, partnership or other entity (whether or not having separate legal personality);

(vi)

a "regulation" includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation;

(vii)	a provision of law is a reference to that provision as amended or reenacted; and

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(viii)	a time of day is a reference to London time.

(b)The determination of the extent to which a rate is "for a period equal in length" to an Interest Period shall disregard any inconsistency arising from the last day of that Interest Period being determined pursuant to the terms of this Agreement. (c) Section, Clause and Schedule headings are for ease of reference only.

(d)

Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(e)	A Default (other than an Event of Default) is "continuing" if it has not been remedied or waived and an Event of Default is "continuing" if it has not been remedied or waived.

1.3Currency symbols and definitions

"$", "US$" and "US dollars" denote the lawful currency of the United States.

1.4Third party rights

(a)

Unless expressly provided to the contrary in a Finance Document a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 (the "Third Parties Act") to enforce or to enjoy the benefit of any term of this Agreement.

(b)	Notwithstanding any term of any Finance Document, the consent of any Person who is not a Party is not required to rescind or vary this Agreement at any time.

2.THE FACILITY

2.1 The Facility

Subject to the terms of this Agreement, the Lender makes available to the Borrower the Facility in an aggregate amount equal to the Total Commitment.

2.2 Increase

(a)

The Borrower may by giving prior notice to the Lender by no later than the date falling 10 Business Days prior to the intended Increase Date (as defined below), request (an "Increase Request") that the Commitment relating to the Facility be increased in an aggregate amount in US dollars up to an additional US$ 39,500,000.

(b)	Any Increase Request must specify:
(i)	the amount and currency of the relevant increase requested (the "Increase Amount"); and
(ii)	the proposed Utilisation Date (the "Increase Date").
(c)	Clause 4.2 (Further conditions precedent) shall apply in respect of any Utilisations of an Increase Amount.
(d)	The Increase Request shall be substantially in the form set out in Schedule 3 (Form of Increase Request).

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(e)	The Lender may (in its absolute discretion) accept or decline an Increase Request, or make a counter-offer to the Borrower.

3.PURPOSE

3.1 Purpose

The Borrower shall apply all amounts borrowed by it under the Facility towards purchase of shares in a Borrower Subsidiary so as to allow the relevant Borrower Subsidiary to provide Eligible Financing.

3.2 Monitoring

The Lender is not bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.CONDITIONS OF UTILISATION

4.1 Initial conditions precedent

The Borrower may not deliver an Utilisation Request unless the Lender has received all of the documents and other evidence listed in Schedule 1 (Conditions Precedent) in form and substance satisfactory to the Lender.  The Lender shall notify the Borrower upon being so satisfied.

4.2 Further conditions precedent

The Lender will only be obliged to advance any Loan on the date of the Utilisation Request and on the proposed Utilisation Date if:

(a)	no Default is continuing or would result from the proposed Loan;
(b)	the Repeating Representations to be made by the Borrower are true in all material respects; and
(c)	the Lender has successfully refinanced the Utilisation through a notes issuance.

5.UTILISATION

5.1 Delivery of a Utilisation Request

The Borrower may utilise the Facility by delivery to the Lender of a duly completed Utilisation Request not later than the Specified Time.

5.2 Utilisation

The Borrower shall:

(a)	deliver a Utilisation Request on or about the date of this Agreement requesting a

Loan to be made on the Initial Availability Date in an amount equal to the Total Commitment; and

(b)

following acceptance by the Lender of an Increase Request in accordance with Clause 2.2 (Increase), deliver a Utilisation Request requesting a Loan to be made on the Increase Date for that accepted Increase Request in an amount equal to the Increase Amount as set out in the relevant Increase Request.

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5.3 Completion of a Utilisation Request

(a)	Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:
(i)	the proposed Utilisation Date shall be the Availability Date;
(ii)	the currency of the Utilisation is the Base Currency; and
(iii)	the amount of the Utilisation comply with Clause 5.2 (Utilisation); and
(b)	Only one Loan may be requested in each Utilisation Request.

5.4 Currency

The currency specified in an Utilisation Request must be the Base Currency.

6.REPAYMENT

6.1 Repayment of Loans

The Borrower shall repay the Loans on the Maturity Date:

6.2 Reborrowing

The Borrower may not reborrow any part of the Facility which is repaid.

7.PREPAYMENT AND CANCELLATION

7.1 Illegality

If, in any applicable jurisdiction, it becomes unlawful for the Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Loan:

(a)	the Lender or Servicer shall promptly notify the Borrower upon becoming aware of that event;
(b)	upon the Lender or Servicer notifying the Borrower, the Total Commitment will be immediately cancelled; and
(c)

the Borrower shall repay the Loans on the last day of the Interest Period for each Loan occurring after the Lender or Servicer has notified the Borrower or, if earlier, the date specified by the Lender or Servicer in the notice delivered to the Borrower (being no earlier than the last day of any applicable grace period permitted by law).

7.2 Change of control

Upon the occurrence of a Change of Control:

(a)	the Borrower shall promptly notify the Lender and the Servicer upon becoming aware of that event;
(b)	the Lender shall not be obliged to fund a Utilisation;
(c)	if the Lender so requires, the Lender shall, by not less than 15 days’ notice to the Borrower, cancel the Total Commitment and declare all outstanding Loans,

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together with accrued interest, and all other amounts accrued under the Finance Documents immediately due and payable, whereupon the Total Commitment will be cancelled and all such outstanding amounts will become immediately due and payable.

7.3 Voluntary prepayment of Loans

(a)

Subject to paragraph (b) below, the Borrower may, if it gives the Lender and Servicer not less than 45 calendar days' prior notice, prepay the whole or any part of any Loan (but, if in part, being an amount that reduces the amount of the Loan by a minimum amount of US$500,000) (the prepaid amount being, the Relevant Prepayment Amount).

(b)

Any prepayment under this Agreement shall be made if and only if in addition to all other sums required to be paid under this Agreement in connection with such prepayment, the Borrower pays to the Lender a premium at the same time as the Relevant Prepayment Amount in an amount equal to (a) 1.0% of the Relevant Prepayment Amount in case the prepayment is made prior to the 24 months anniversary of the date of this Agreement; or (b) 0.0% (nil) if the prepayment is made more than 24 months after the date of this Agreement.

(c)	A Loan may only be prepaid after the day which is one year after the last day of the applicable Availability Date with respect to such Loan.
(d)	No prepayment fee shall be payable in respect of any prepayment arising under Clause 7.1 (Illegality) above.

7.4 Restrictions

(a)

Any notice of cancellation or prepayment given by any Party under this Clause 7 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the prepayment is to be made and the amount of that prepayment.

(b)	Any prepayment under this Agreement shall be made together with accrued and unpaid interest on the amount prepaid and shall only be made on an Interest Payment Date.
(c)	The Borrower may not re-borrow any part of the Facility which is prepaid.
(d)	The Borrower shall not repay or prepay all or any part of the Loans or cancel all or any part of the Total Commitments except at the times and in the manner expressly provided for in this Agreement.
(e)	No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.
(f)	If all or part of a Loan under the Facility is repaid or prepaid, such amount will be deemed to be cancelled on the date of repayment or prepayment.

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8.INTEREST

8.1 Calculation of interest

The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(a)	Margin; and
(b)	LIBOR.

8.2 Payment of interest

(a)	The Borrower shall pay accrued interest on each Loan on each Interest Payment Date.
(b)	The Borrower shall pay interest in the Collection Account.

8.3 Default interest

(a)

If the Borrower fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is 2% per annum higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Servicer (acting reasonably).  Any interest accruing under this Clause 8.3 shall be immediately payable by the Borrower on demand by the Lender.

(b)	If any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:
(i)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and
(ii)	the rate of interest applying to the overdue amount during that first Interest Period shall be 2% per annum higher than the rate which would have applied if the overdue amount had not become due.
(c)

Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

8.4 Notification of rates of interest

The Lender or the Servicer shall promptly notify the Borrower of the determination of a rate of interest under this Agreement.

9.INTEREST PERIODS

9.1 Interest Periods

(a)

Each Interest Period for a Loan shall be the period from and including an Interest Payment Date (or the first Utilisation Date in relation to the first Interest Period) to but excluding the next (or first, in relation to the first Interest Period) Interest Payment Date.

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(b)	An Interest Period for a Loan shall not extend beyond the Maturity Date.

9.2Changes to Interest Period

Any changes to an Interest Period shall be made by mutual consent.

9.3Non-Business Days

If an Interest Payment Date would otherwise be on a day which is not a Business Day, that Interest Payment Date will instead be on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

10.CHANGES TO THE CALCULATION OF INTEREST

10.1 Unavailability of Screen Rate

If no Screen Rate is available for LIBOR for the Interest Period of a Loan, the applicable LIBOR shall be the Interpolated Screen Rate for a period equal in length to the Interest Period of that Loan.

11.FEES

11.1 Utilisation fee

(a)	The Borrower shall pay to the Lender a Utilisation Fee computed at the rate of

0.75% of the amount of each Utilisation.

(b)	The Borrower shall pay the Utilisation Fee on the relevant Utilisation Date.
(c)	If so specified in the Utilisation Request, the Utilisation Fee shall be paid by the Borrower by way of deduction (netting) against the disbursed amount of the Utilisation.

12.TAX GROSS UP AND INDEMNITIES

12.1 Definitions

(a)	In this Agreement:

"Protected Party" means a Lender which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

"Qualifying Lender" means a Lender which is beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document and is :

(A)	a Lender which is a company resident in Luxembourg for

Luxembourg law purposes; or

(B)	a Treaty Lender.

"Tax Credit" means a credit against, relief or remission for, or repayment of any Tax.

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"Tax Deduction" means a deduction or withholding for or on account of Tax from a payment under a Finance Document, other than a FATCA Deduction or a CRS Deduction.

"Tax Payment" means either the increase in a payment made by the Borrower to the Lender under Clause 12.2 (Tax gross-up) or a payment under Clause 12.3 (Tax indemnity).

"Treaty Lender" means a Lender which:

(i)	is treated as a resident of a Treaty State for the purposes of the Treaty; and
(ii)	does not carry on a business in Luxembourg through a permanent establishment with which that Lender's participation in the Loan is effectively connected.

"Treaty State" means a jurisdiction having a double taxation agreement (a "Treaty") with Luxembourg which makes provision for full exemption from tax imposed by Luxembourg on interest.

(b)	Unless a contrary indication appears, in this Clause 12 a reference to "determines" or "determined" means a determination made in the absolute discretion of the person making the determination.

12.2 Tax gross-up

(a)	The Borrower shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.
(b)	The Borrower shall promptly upon becoming aware that it must make a Tax Deduction (or that there is any change in the rate or the basis of a

Tax Deduction) notify the Lender and the Servicer accordingly.  Similarly, the Lender or the Servicer shall notify the Borrower on becoming so aware in respect of a payment payable to the Lender.

(c)

If a Tax Deduction is required by law to be made by the Borrower, the amount of the payment due from the Borrower shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)	A payment shall not be increased under paragraph (c) above by reason of a Tax Deduction on account of Tax imposed by Luxembourg, if on the date on which the payment falls due:
(i)

the payment could have been made to the Lender without a Tax Deduction if the Lender had been a Qualifying Lender, but on that date the Lender is not or has ceased to be a Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or Treaty or any published practice or published concession of any relevant taxing authority; or

(ii)

the Lender is a Treaty Lender and the Borrower making the payment is able to demonstrate that the payment could have been made to the Lender without the Tax Deduction had the Lender complied with its obligations under paragraph (g) below.

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(e)

If the Borrower is required to make a Tax Deduction, the Borrower shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(f)

Within 30 days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Borrower making that Tax Deduction shall deliver to the Lender evidence reasonably satisfactory to the Lender that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

(g)

To a reasonable extent, a Treaty Lender and the Borrower which makes a payment to which that Treaty Lender is entitled shall co-operate in completing any procedural formalities necessary for the Borrower to obtain authorisation to make that payment without a Tax Deduction.

12.3 Tax indemnity

(a)

The Borrower shall (within three Business Days of demand by the Protected Party) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

(b)	Paragraph (a) above shall not apply:
(i)

with respect to any Tax assessed on the Lender under the law of the jurisdiction in which the Lender is incorporated or, if different, the jurisdiction (or jurisdictions) in which the Lender is treated as resident for tax purposes if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by the Lender. However, any payment deemed to be received or receivable, including any amount treated as income but not actually received by the Lender, such as a Tax Deduction, will not be treated as net income received or receivable for this purpose; or

(ii)	to the extent a loss, liability or cost:
(1)	is compensated for by an increased payment under Clause 12.2 (Tax gross-up); or
(2)	relates to a FATCA Deduction or a CRS Deduction required to be made by a Party.
(c)	A Protected Party making, or intending to make a claim under paragraph (a) above shall promptly notify the Borrower of the event which will give, or has given, rise to the claim.

12.4 Tax Credit

If the Borrower makes a Tax Payment and the Lender determines that:

(a)	a Tax Credit is attributable to an increased payment of which that Tax Payment forms part, to that Tax Payment or to a Tax Deduction in consequence of which that Tax Payment was required; and
(b)	the Lender has obtained and utilised that Tax Credit,

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the Lender shall pay an amount to the Borrower which the Lender determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Borrower.

12.5Lender status confirmation

The Lender confirms that it is a Qualifying Lender (other than a Treaty Lender).

12.6Stamp taxes

The Borrower shall pay and, within three Business Days of demand, indemnify the Lender against any cost, loss or liability the Lender incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document (or any document ancillary to it or which gives effect to it) and the transactions contemplated in the Finance Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment, transfer or participation.

12.7VAT

(a)

All amounts expressed to be payable under a Finance Document by the Borrower to the Lender which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, subject to paragraph (b) below, if VAT is or becomes chargeable on any supply made by the Lender to the Borrower under a Finance Document and the Lender is required to account to the relevant tax authority for the VAT, the Borrower must pay to the Lender (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and the Lender must promptly provide an appropriate VAT invoice to the Borrower).

(b)

Where a Finance Document requires the Borrower to reimburse or indemnify the Lender for any cost or expense, the Borrower shall reimburse or indemnify (as the case may be) the Lender for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that the Lender reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

(c)

Any reference in this Clause 12.7 to any Party shall, at any time when such Party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to each member of that group.

(d)

In relation to any supply made by the Lender to the Borrower under a Finance Document, if reasonably requested by the Lender, the Borrower must promptly provide the Lender with details of the Borrower’s VAT registration and such other information as is reasonably requested in connection with the Lender's VAT reporting requirements in relation to such supply.

12.8 FATCA Information

(a)	Subject to paragraph (c) below, each Party shall, within 10 Business Days of a reasonable request by another Party:
(i)	confirm to that other Party whether it is:
(1)	a FATCA Exempt Party; or

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(2)	not a FATCA Exempt Party;
(ii)

supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party's compliance with FATCA; and

(iii)

supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party's compliance with any other law, regulation, or exchange of information regime, including but not limited to the Common Reporting Standard.

(b)

If a Party confirms to another Party pursuant to paragraph (a)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

(c)

Paragraph (a) above shall not oblige the Lender to do anything, and paragraph (a)(iii) above shall not oblige any other Party to do anything, which would or might in its reasonable opinion constitute a breach of:

(i)	any law or regulation;
(ii)	any fiduciary duty; or
(iii)	any duty of confidentiality
(d)

If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with paragraph (a)(i) or (ii) above (including, for the avoidance of doubt, where paragraph (c) above applies), then such Party shall be treated for the purposes of the Finance Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.

12.9FATCA Deduction and CRS Deduction

(a)

Each Party may make any FATCA Deduction or CRS Deduction it is required to make by FATCA or the Common Reporting Standard, and any payment required in connection with that FATCA Deduction or CRS Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or CRS Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction or CRS Deduction.

(b)

Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction or CRS Deduction (or that there is any change in the rate or the basis of such FATCA Deduction or CRS Deduction), notify the Party to whom it is making the payment and, in addition, shall notify the Borrower.

12.10Tax Refund

If any Lender or Servicer determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified or grossed-up pursuant to this Clause 12 (including by the payment of additional amounts pursuant to this Clause 12), it shall pay to Borrower an amount equal to such refund (but only to the extent of indemnity payments made under this Clause with respect to the Taxes giving

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rise to such refund and reduced by any payments made to Borrower pursuant to Clause 12.4), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant governmental or taxing authority with respect to such refund).  Borrower, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Clause 12.10 (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such governmental or taxing authority.  Notwithstanding anything to the contrary in this Clause 12.10, in no event will any Lender or Servicer be required to pay any amount to

Borrower  pursuant to this Clause 12.10 the payment of which would place the applicable Lender or Servicer in a less favourable net after-Tax position than such indemnified party would have been in if the Tax subject to indemnification or gross-up and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This paragraph shall not be construed to require any Lender or Servicer to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

13.OTHER INDEMNITIES

13.1 Currency indemnity

(a)

If any sum due from the Borrower under the Finance Documents (a "Sum"), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the "First Currency") in which that Sum is payable into another currency (the "Second Currency") for the purpose of:

(i)	making or filing a claim or proof against the Borrower;
(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

the Borrower shall as an independent obligation, within three Business Days of demand, indemnify the Lender against any reasonable cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	The Borrower waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

13.2 Other indemnities

The Borrower shall, within three Business Days of demand, indemnify the Lender against any reasonable cost (including for the avoidance of doubt, the fees of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts), loss or liability incurred by the Lender as a result of:

(a)	the occurrence of any Event of Default;
(b)	a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by the Borrower.

13.3 Indemnity to the Lender

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The Borrower shall promptly indemnify the Lender against any reasonable cost, loss or liability incurred by the Lender (acting reasonably) as a result of:

(a)	investigating any event which it reasonably believes is a Default;
(b)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised; or
(c)	instructing lawyers, accountants, tax advisers, surveyors or other professional advisers or experts as permitted under this Agreement.

14.MITIGATION BY THE LENDER

14.1Mitigation

(a)

The Lender shall, in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 7.1 (Illegality) or Clause 12 (Tax gross-up and indemnities).

(b)	Paragraph (a) above does not in any way limit the obligations of the Borrower under the Finance Documents.
(c)

Notwithstanding the foregoing or any provision in this Agreement or any of the Finance Documents to the contrary, in the event any Lender makes a request for compensation under Clause 7.1 (Illegality), Clause 12 (Tax gross-up and indemnities) or any other clause or provision which is related or attributable to Taxes and such Lender is unable or unwilling to designate a different lending office pursuant to this Clause 14.1, Borrower shall have the right to prepay the Loan in full without any fee or prepayment penalty.

14.2Limitation of liability

(a)	The Borrower shall promptly indemnify the Lender for all reasonable costs and expenses reasonably incurred by the Lender as a result of steps taken by it under Clause 14.1 (Mitigation).
(b)	The Lender is not obliged to take any steps under Clause 14.1 (Mitigation) if, in the opinion of the Lender (acting reasonably), to do so might be prejudicial to it.

15.COSTS AND EXPENSES

15.1 Amendment costs

If the Borrower requests an amendment, waiver or consent, the Borrower shall, within three Business Days of demand, reimburse the Lender for the amount of all costs and expenses (including legal fees) reasonably incurred by the Lender in responding to, evaluating, negotiating or complying with that request or requirement.

15.2 Enforcement costs

The Borrower shall, within three Business Days of demand, pay to the Lender and the Servicer the amount of all costs and expenses (including legal fees) incurred by the Lender  or Servicer in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

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16.REPRESENTATIONS

The Borrower makes the representations and warranties set out in this Clause 16 to the Lender on the date of this Agreement.

16.1 Status

(a)	It is an exempted company, duly incorporated and validly existing under the law of its jurisdiction of incorporation.
(b)

It and each of its Subsidiaries has the power to own its assets and carry on its business as it is being conducted, except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

16.2Binding obligations

The obligations expressed to be assumed by it in each Finance Document are, subject to any general principles of law limiting its obligations which are specifically referred to in any legal opinion delivered pursuant to Clause 4 (Conditions of Utilisation) legal, valid, binding and enforceable obligations.

16.3Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents do not and will not conflict with:

(a)	any law or regulation applicable to it, except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect;
(b)	its or any of its Subsidiaries' constitutional documents; or
(c)

any agreement or instrument binding upon it or any of its Subsidiaries or any of its or any of its Subsidiaries' assets, except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

16.4Power and authority

It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents.

16.5Validity and admissibility in evidence

All Authorisations required:

(a)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party; and
(b)	to make the Finance Documents to which it is a party admissible in evidence in its jurisdiction of incorporation, have been obtained or effected and are in full force and effect.

16.6 Governing law and enforcement

(a)	The choice of English law as the governing law of the Finance Documents will be recognised and enforced in its jurisdiction of incorporation.

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(b)	Any judgment obtained in England in relation to a Finance Document will be recognised and enforced in its jurisdiction of incorporation.

16.7Deduction of Tax

It is not required to make any Tax Deduction (as defined in Clause 12.1 (Definitions)) from any payment it may make under any Finance Document to a Lender which is a Qualifying Lender:

16.8No filing or stamp taxes

Under the law of its jurisdiction of incorporation it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents, other than as specifically referenced in any legal opinion delivered pursuant to Clause 4 (Conditions of Utilisation).

16.9No default

(a)	No Event of Default is continuing or might reasonably be expected to result from the making of any Utilisation.
(b)

No other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on it or any of its Subsidiaries or to which its (or any of its Subsidiaries') assets are subject which might have a Material Adverse Effect.

16.10No misleading information

(a)

Any written factual information provided by the Borrower in relation to any Finance Document was true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated and was not misleading in any material respect.

(b)

The financial projections delivered to the Lender pursuant to this Agreement have been prepared on the basis of recent historical information and on the basis of reasonable assumptions (it being understood that projections are not to be viewed as facts and are subject to significant uncertainties and contingencies, which are beyond the control of the Borrower, and that no assurance or guarantee can be given that any projections will be realized, that actual results may differ and such differences may be material).

(c)	No information has been given or withheld that results in the information being untrue or misleading in any material respect, when taken as a whole.

16.11Financial statements

(a)	Its financial statements were prepared in accordance with the Accounting Principles consistently applied.
(b)	Its financial statements fairly represent its financial condition as at the end of the relevant financial year and operations during the relevant financial year.
(c)	There has been no material adverse change in its business or financial condition or the business of the Borrower since the date of this Agreement.

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16.12Security

The Security granted under the Shareholder’s Security Agreements will rank at least pari passu with the claims of all its other secured creditors.

16.13Pari passu ranking

Its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

16.14No proceedings pending or threatened

No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency which, if adversely determined, might reasonably be expected to have a Material Adverse Effect has or have (to the best of its knowledge and belief) been started or threatened against it or any of its Subsidiaries.

16.15Assets

The Borrower has a good, valid and marketable title to, or valid leases or licences of, and all appropriate Authorisations to use, the assets necessary to carry on its business as presently conducted.

16.16Legal and beneficial ownership

The Borrower is the sole legal and beneficial owner of the respective assets over which it purports to grant Security.

16.17No breach of laws

(a)	The Borrower has not breached any law or regulation binding on it which breach has or is reasonably likely to have a Material Adverse Effect.
(b)

No labour disputes are current or, to the best of its knowledge and belief (having made due and careful enquiry), threatened against the Borrower which have or are reasonably likely to have a Material Adverse Effect.

16.18Anti-corruption and anti-money laundering laws

(a)

The Borrower conducts its business in compliance with applicable anticorruption laws and has instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.

(b)

The Borrower complies with anti-money laundering and anti-terrorism financing standards  in accordance with the Financial Action Task Force (FAFT) recommendations for financial institutions as updated from time to time.

(c)

The Borrower does not use the proceeds from the Loan to directly or indirectly finance entities that (i) are in countries which are under sanctions or embargoes as defined by the UNEU or US; or (ii) are involved in any terrorism activities.

16.19Tax residence

(a)	The Borrower has its residence for tax purposes in the Cayman Islands

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16.20Repetition

(a)

The Borrower makes the representations and warranties under this Clause 16 on the date of this Agreement and on the first Utilisation Date (other than the Repeating Representations that are made on the date of this Agreement and on each Utilisation Date).

(b)

The Repeating Representations are deemed to be made by the Borrower by reference to the facts and circumstances then existing on the date of each Utilisation Request and the first day of each Interest Period.

(c)

Each representation or warranty deemed to be made after the first Utilisation Date shall be deemed to be made by reference to the facts and circumstances existing at the date the representation or warranty is deemed to be made.

17.INFORMATION UNDERTAKINGS

The undertakings in this Clause 17 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents.

17.1Financial statements

The Borrower shall supply to the Servicer, in form and substance reasonably satisfactory to the Servicer and the Lender, the following:

(a)

as soon as the same become available, but in any event within 30 days after the end of each calendar month, the monthly reporting (including trial balances) required by the Servicer, which shall be substantially in the form to be provided by the Servicer (through the Designated Website or otherwise), whereas however no monthly reporting pursuant to this Clause 17.1(a) will be required for the months of January, February and March of each year;

(b)

as soon as the same become available, but in any event within 45 days (or within 90 days, in relation to the last fiscal quarter of a year only) after the end of each fiscal quarter (ending on 31 March, 30 June, 30 October and 31 December in each year), the quarterly financial statements required by the Servicer;

(c)

As soon as available, and in any event within 150 calendar days after the end of each fiscal year of the Borrower, copies of its audited consolidated financial statements for its most recently completed fiscal year, prepared in accordance with generally accepted accounting principles in its jurisdiction including its balance sheet, income statement and statement of cash flow. All such information is complete and correct in all material respects and fairly represents the financial condition, results of operation and changes in cash flow of the Borrower as of the date thereof.

17.2Compliance Certificate

(a)	The Borrower shall supply to the Servicer, with each set of financial statements delivered pursuant to Clause 17.1(b) and Clause 17.1(c) (Financial statements), a Compliance Certificate:
(i)	setting out (in reasonable detail) computations as to compliance with Clause 18 (Financial covenants) as at the date as at which those financial statements were drawn up;

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(ii)	confirming whether or not as at the date of the relevant accounts the Borrower was in compliance with the financial covenants contained in Clause 18 (Financial covenants);
(iii)	confirming that no Event of Default has occurred and is continuing on such date;
(iv)	setting out any Financial Indebtedness of the Borrower in an aggregate amount exceeding US$500,000 (or its equivalent); and
(v)	setting out the details of the Eligible Financing and confirmation that the Eligible Financing is in line with the Investment Policy. ;
(b)

Each Compliance Certificate shall be signed by one director of the Borrower and, if required to be delivered with the financial statements delivered pursuant to Clause 17.1 (c) (Financial statements), shall be reported on by the Borrower's auditors.

17.3Requirements as to financial statements

The Borrower shall ensure that each of the financial statements delivered to the Servicer pursuant to this Agreement shall:

(a)	include a balance sheet, profit and loss account, and full consolidated cashflow statement (including changes in cash);
(b)

in the case of annual financial statements, be audited by the auditors of the Borrower and shall be accompanied by a letter addressed to the management of the Borrower by the auditors and accompanying the statements;

(c)	shall include any other information which the Servicer may reasonably require.

17.4Information: miscellaneous

The Borrower shall supply to the Servicer:

(a)	all documents dispatched by the Borrower to its shareholders, or any class of them promptly (to the extent they contain information that is material to the

Lender) or its creditors promptly after they are dispatched;

(b)

promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against it, and which might, if adversely determined, have a Material Adverse Effect;

(c)

promptly, such further information regarding the financial condition, business and operations of the Borrower as the Lender or Servicer may reasonably request provided that nothing in this Clause 17.4(c) shall require the Borrower to take any action that would violate any third party customary confidentiality agreement with any Person that is not an affiliate or waive any attorney-client or similar privilege; and

(d)

as soon as practicable, and in any event within five (5)Business Days after the Borrower has voluntarily prepaid any Financial Indebtedness to any of its creditors (excluding the Lender), a notice of such voluntary prepayment. The notification requirement pursuant to this Clause 17.4 only applies if the cumulative amount of so prepaid Financial Indebtedness within a three (3)

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months period ending at the date of determination exceeds five percent (5%) of the Borrower’s total debt as of such date of determination.

17.5Notification of default

The Borrower shall notify the Lender and the Servicer of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence, and in any event within five (5) Business Days after the Borrower becomes aware of the occurrence of existence of any Default.

17.6Designated Websites

(a)	The Borrower shall promptly upon becoming aware of its occurrence notify the Lender and the Servicer if:
(i)	the Designated Website cannot be accessed due to technical failure;
(ii)	the password specifications for the Designated Website change;
(iii)	any new information which is required to be provided under this Agreement is posted onto the Designated Website;
(iv)	any existing information which has been provided under this Agreement and posted onto the Designated Website is amended; or
(v)	the Borrower becomes aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.

If the Borrower notifies the Lender and the Servicer under paragraph (a)(i) or paragraph (a)(v) above, all information to be provided by the Borrower under this Agreement after the date of that notice shall be supplied in paper form unless and until the Lender and the Servicer is satisfied that the circumstances giving rise to the notification are no longer continuing.

17.7 "Know your customer" checks

(a)	If:
(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;
(ii)	any change in the status of the Borrower after the date of this Agreement; or
(iii)	a proposed assignment or transfer by the Lender of any of its rights and obligations under this Agreement,

obliges the Lender or the Servicer (or, in the case of paragraph (iii) above, any prospective new Lender) to comply with "know your customer" or similar identification procedures in circumstances where the necessary information is not already available to it, the Borrower shall promptly upon the written request of the Lender or Servicer supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Lender or Servicer in writing (or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Lender) in order for the Lender or Servicer or, in the case of the

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event described in paragraph (iii) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

18.FINANCIAL COVENANTS

18.1Financial definitions

In this Agreement:

"Equity" means, at any date of determination, the total equity of the Borrower (calculated in accordance with the Accounting Principles), including shareholder’s equity, reserves (excluding asset revaluation reserves and including any share premium account and capital redemption reserve funds), retained earnings or losses and current year cumulated net income or loss and including subordinated debt.

"Financial Leverage" means, at any date of determination, the ratio of Financial Indebtedness on such date divided by Equity on such date.

18.2Financial condition

The Borrower shall ensure that:

(a)	Financial leverage

The Financial Leverage shall be of not more than 1.0 (one).

(b)	Country exposure limit

The exposure by the Borrower (on a consolidated basis, i.e. consolidating each Borrower Subsidiary) to any single country shall not exceed 20% of the Borrower’s total assets, without the prior consent of the Lender.

(c)	Investee exposure limit

The exposure by the Borrower (on a consolidated basis, i.e. consolidating each Borrower Subsidiary) to any single investee shall not exceed 5% of the Borrower’s total assets, without the prior consent of the Lender.

(d)	Third party debt limits in relation to Borrower Subsidiaries

The Borrower shall ensure that no Borrower Subsidiary incurs any Financial Indebtedness, unless prior consent in writing by the Lender has been obtained.

19.GENERAL UNDERTAKINGS

The undertakings in this Clause 19 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

19.1 Authorisations

The Borrower will promptly:

(a)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

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(b)	supply certified copies to the Lender or the Servicer of,

any Authorisation required under any law or regulation of its jurisdiction of incorporation to enable it to perform its obligations under the Finance Documents and to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of any Finance Document.

19.2Perfection Requirements

The Borrower shall promptly obtain or comply with any regulations, filings, notices and other actions and steps required to be made in any jurisdiction in order to perfect the Security created by the Shareholder’s Security Agreements or in order to achieve the relevant priority for such Security of which the Borrower is aware or which are notified to it by the Lender.

19.3Compliance with laws

The Borrower will comply in all respects with all laws to which it may be subject, if failure so to comply would materially impair its ability to perform its obligations under the Finance Documents.

19.4Negative Pledge

In this Clause 19.4, "Quasi-Security" means an arrangement or transaction described in paragraph (b) below.

(a)	The Borrower will not create or permit to subsist any Security or Quasi-Security over more than 50% of its total assets.
(b)	The Borrower will not:
(i)	sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by it;
(ii)	sell, transfer or otherwise dispose of any of its receivables on recourse terms;
(iii)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or
(iv)	enter into any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

19.5 Disposals

(a)

The Borrower will not enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, transfer or otherwise dispose of any asset.

(b)	Paragraph (a) above does not apply to any sale, lease, transfer or other disposal:
(i)	made in the ordinary course of business of the disposing entity;

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(ii)	of assets in exchange for other assets that are useful for the Borrower or any of the Borrower Subsidiaries; or
(iii)	where the higher of the market value or consideration receivable does not exceed 10% of the Borrower’s net assets in any financial year;
(iv)

any sale, transfer or disposition with respect to shares of the Borrower Subsidiaries that are pledged to other parties (and which are not a part of the collateral pursuant to the Financing Documents).

19.6 Merger

(a)	The Borrower will not enter into any amalgamation, demerger, merger or corporate reconstruction.
(b)	Paragraph (a) above does not apply to any sale, lease, transfer or other disposal permitted pursuant to Clause 19.5 (Disposals).

19.7Change of business

The Borrower will ensure that no substantial change is made to the general nature of its business from that carried on at the date of this Agreement.

19.8Maximum prepayment

The Borrower shall not voluntarily prepay any Financial Indebtedness to any of its creditors (excluding the Lender), if the cumulative amount of the prepaid Financial Indebtedness within a three months period ending at the date of determination exceeds five percent (5%) of the Borrower’s total Financial Indebtedness at the date of determination, unless (i) the Lender has given prior written consent to such a voluntary prepayment (which shall not be unreasonably withheld where Financial Indebtedness is prepaid in the context of a refinancing transaction at equal or more favourable terms) or (ii) the loans hereunder are prepaid in accordance with and subject to Clause 7.3 on a pro rata basis along with all other Financial Indebtedness then outstanding.

20.	EVENTS OF DEFAULT

Each of the events or circumstances set out in Clause 20 is an Event of Default (save for Clause 20.12 (Acceleration)).

20.1 Non-payment

The Borrower does not pay on the due date any amount payable pursuant to a Finance Document at the place and in the currency in which it is expressed to be payable unless:

(a)	its failure to pay is caused by:
(i)	administrative or technical error; or
(ii)	a Disruption Event; and
(b)	payment is made within 3 (three) Business Days of its due date.

20.2Financial covenants

Any requirement of Clause 18 (Financial covenants) is not satisfied.

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20.3Other obligations

(a)	The Borrower does not comply with any provision of the Finance Documents (other than those referred to in Clause 20.1 (Non-payment) and Clause 20.2 (Financial covenants).
(b)

No Event of Default under paragraph (a) above in relation to Clause 18 (Financial Covenants) will occur if the failure to comply is capable of remedy and is remedied within 5 Business Days of the earlier of (A) the Lender giving notice to the Borrower and (B) the Borrower becoming aware of the failure to comply.

20.4Misrepresentation

Any representation or statement made or deemed to be made by the Borrower in the Finance Documents or any other document delivered by or on behalf of the Borrower under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

20.5Cross default

(a)	Any Financial Indebtedness of the Borrower is not paid when due nor within any originally applicable grace period.
(b)	Any Financial Indebtedness of the Borrower is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).
(c)	Any commitment for any Financial Indebtedness of the Borrower is cancelled or suspended by a creditor of the Borrower as a result of an event of default (however described).
(d)

Any creditor of the Borrower becomes entitled to declare any Financial Indebtedness of the Borrower due and payable prior to its specified maturity as a result of an event of default (however described).

(e)

No Event of Default will occur under this Clause 20.5 if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (a) to (d) above is less than  $1,000,000.

20.6 Insolvency

(a)	The Borrower:
(i)	is unable or admits inability to pay its debts as they fall due;
(ii)	suspends making payments on any of its debts; or
(iii)

by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors (excluding the Lender in its capacity as such) with a view to rescheduling any of its indebtedness.

(b)	The value of the assets of the Borrower is less than its liabilities (taking into account contingent and prospective liabilities)

20.7 Insolvency proceedings

Any corporate action, legal proceedings or other procedure or step is taken in relation to:

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(a)

the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of the Borrower;

(b)	a composition, compromise, assignment or arrangement with any creditor of the Borrower;
(c)	the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of the Borrower or any of its assets; or
(d)	enforcement of any Security over any assets of the Borrower,

or any analogous procedure or step is taken in any jurisdiction.  This Clause 20.7 shall not apply to any winding-up petition which is frivolous or vexatious and is discharged, stayed or dismissed within 10 days of commencement.

20.8Creditors' process

Any expropriation, attachment, sequestration, distress or execution affects any asset or assets of the Borrower having an aggregate value of 5% of Equity, and is not discharged within 15 days.

20.9Unlawfulness

It is or becomes unlawful for the Borrower to perform any of its obligations under the Finance Documents.

20.10Repudiation

The Borrower repudiates a Finance Document or evidences an intention to repudiate a Finance Document.

20.11Material adverse change

The Lender or the Servicer determines that a Material Adverse Effect exists, has occurred or might occur.

20.12Acceleration

On and at any time after the occurrence of an Event of Default which is continuing, the Lender may, by notice to the Borrower:

(a)	cancel the Total Commitments whereupon they shall immediately be cancelled;
(b)

declare that all or part of the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable; and/or

(c)	declare that all or part of the Loans be payable on demand, whereupon they shall immediately become payable on demand by the Lender.
21.	CHANGES TO THE LENDERS

21.1 Assignments and transfers by the Lender

The Lender (the "Existing Lender") may:

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(a)	assign any of its rights; or
(b)	transfer by novation any of its rights and obligations,

to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the "New Lender").  Notwithstanding anything to the contrary in this Agreement or any of the Finance Documents, Borrower shall not be obligated to make any greater payment under Clause 12 or any other provision of this Agreement or any of the Finance Documents which is related or attributable to Taxes than the Borrower would have been obligated to make in the absence of any assignment or transfer in accordance with this section 21.1.  Any New Lender shall provide to Borrower any documentation or forms reasonable required by Borrower to meet its reporting obligations under FATCA or any other applicable law or regulation (including Internal Revenue Service Forms W-8 or W-9).

21.2 Security over the Lender’s rights

In addition to the other rights provided to the Lender under this Clause 21, the Lender may without consulting with or obtaining consent from the Borrower, at any time charge, assign or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of the Lender including, without limitation:

(a)	any charge, assignment or other Security to secure obligations to a federal reserve or central bank; and
(b)

in the case of a Lender which is a fund, any charge, assignment or other Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by the Lender as security for those obligations or securities, except that no such charge, assignment or Security shall:

(i)

release the Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security for the Lender as a party to any of the Finance Documents; or

(ii)

require any payments to be made by the Borrower other than or in excess of, or grant to any person any more extensive rights than, those required to be made or granted to the Lender under the Finance Documents.

22.	CONDUCT OF BUSINESS BY THE LENDER

No provision of this Agreement will:

(a)	interfere with the right of the Lender or Servicer to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;
(b)	oblige the Lender or Servicer to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or
(c)	oblige the Lender or Servicer to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

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23.	LIMITED RECOURSE

The Borrower hereby acknowledges and agrees that:

(a)

the Lender’s ability to satisfy its payment obligations under the Finance Documents, and in particular the obligation of the Lender to make the Facility available to the Borrower, shall be limited to the Compartment Assets of the Lender; and

(b)

if the Compartment Assets are insufficient to satisfy any obligations of the Lender to the Borrower, neither the Lender, Micro, Small & Medium Enterprises Bonds S.A. nor any of its other compartments shall be liable for any shortfall arising and the Borrower shall not have any further claims against the Lender, Micro, Small & Medium Enterprises Bonds S.A. or any of its other compartments.

For the purpose of this Clause, “Compartment Assets” means any assets (or proceeds thereof) of the Lender in respect of its compartment “Series 88”.

24.	PAYMENT MECHANICS

24.1 Payments to the Lender

(a)

On each date on which the Borrower is required to make a payment under a Finance Document, the Borrower shall make the same available to the Lender (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Lender as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)	Payment shall be made to such account with the details set out in Schedule 8 (Account).

24.2Partial payments

If the Lender receives a payment that is insufficient to discharge all the amounts then due and payable by the Borrower under the Finance Documents, the Lender shall apply that payment towards the obligations of the Borrower under the Finance Documents in such order as the Lender may determine.

24.3No set-off by the Borrower

All payments to be made by the Borrower under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

24.4Business Days

(a)

Any payment under the Finance Documents which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

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24.5 Currency of account

(a)	Subject to paragraphs (b) and (c) below, the Base Currency is the currency of account and payment for any sum due from the Borrower under any Finance Document.
(b)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.
(c)	Any amount expressed to be payable in a currency other than the Base Currency shall be paid in that other currency.

24.6 Change of currency

(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:
(i)

any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Lender (after consultation with the Borrower); and

(ii)

any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Lender (acting reasonably).

(b)

If a change in any currency of a country occurs, this Agreement will, to the extent the Lender (acting reasonably and after consultation with the Borrower) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Market and otherwise to reflect the change in currency.

24.7 Disruption to payment systems etc.

If either the Lender or the Servicer determines (in their discretion) that a Disruption Event has occurred or the Lender or the Servicer is notified by the Borrower that a Disruption Event has occurred:

(a)

the Lender and the Servicer may, and shall if requested to do so by the Borrower, consult with the Borrower with a view to agreeing with the Borrower such changes to the operation or administration of the Facility as the Lender may deem necessary in the circumstances;

(b)

the Lender and the Servicer shall not be obliged to consult with the Borrower in relation to any changes mentioned in paragraph (a) if, in their opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

(c)

any such changes agreed upon by the Lender, the Servicer and the Borrower shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents; and

(d)	the Lender and the Servicer shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever (including,

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without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Lender) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 24.7.

25.	SET-OFF

The Lender may set off any matured obligation due from the Borrower under the Finance Documents against any matured obligation owed by the Lender to the Borrower, regardless of the place of payment, booking branch or currency of either obligation.  If the obligations are in different currencies, the Lender may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

26.	NOTICES

26.1 Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

26.2 Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is that identified with its name below (Signature Page), or any substitute address or fax number or department or officer as the Borrower may notify to the Servicer by not less than five Business Days’ notice.

26.3 Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:
(i)	if by way of fax, when received in legible form; or
(ii)	if by way of letter, when it has been left at the relevant address or 5 Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address;

and, if a particular department or officer is specified as part of its address details provided under Clause 26.2 (Addresses), if addressed to that department or officer.

(b)

Any communication or document to be made or delivered to the Lender or the Servicer will be effective only when actually received by the Lender or the Servicer and then only if it is expressly marked for the attention of the department or officer identified with the Lender's signature or Servicer’s signature below (or any substitute department or officer as the Lender or Servicer shall specify for this purpose).

(c)

Any communication or document which becomes effective, in accordance with paragraphs (a) to (d) above, after 5:00 p.m. in the place of receipt shall be deemed only to become effective on the following day.

26.4 Electronic communication

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(a)

Any communication to be made between any two Parties under or in connection with the Finance Documents may be made by electronic mail or other electronic means (including, without limitation, by way of posting to a secure website) if those two Parties:

(i)	notify each other in writing of their electronic mail address and/or any other information required to enable the transmission of information by that means; and
(ii)	notify each other of any change to their address or any other such information supplied by them by not less than five Business Days' notice.
(b)

Any such electronic communication as specified in paragraph (a) above to be made between the Borrower and the Lender or Servicer may only be made in that way to the extent that those two Parties agree that, unless and until notified to the contrary, this is to be an accepted form of communication.

(c)

Any such electronic communication as specified in paragraph (a) above made between any two Parties will be effective only when actually received (or made available) in readable form and in the case of any electronic communication made by the Borrower to the Lender or Servicer only if it is addressed in such a manner as the Lender or the Servicer shall specify for this purpose.

(d)

Any electronic communication which becomes effective, in accordance with paragraph (c) above, after 5:00 p.m. in the place in which the Party to whom the relevant communication is sent or made available has its address for the purpose of this Agreement shall be deemed only to become effective on the following day.

(e)	Any reference in a Finance Document to a communication being sent or received shall be construed to include that communication being made available in accordance with this Clause 26.4.

26.5 English language

(a)	Any notice given under or in connection with any Finance Document must be in English.
(b)	All other documents provided under or in connection with any Finance Document must be:
(i)	in English; or
(ii)

if not in English, and if so required by the Lender or the Servicer, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

27.	CALCULATIONS AND CERTIFICATES

27.1 Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by the Lender or the Servicer are prima facie evidence of the matters to which they relate.

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27.2 Certificates and Determinations

Any certification or determination by the Lender or the Servicer of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

27.3 Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days.

28.	PARTIAL INVALIDITY

If, at any time, any provision of a Finance Document is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

29.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of the Lender or the Servicer, any right or remedy under a Finance Document shall operate as a waiver of any  such right or remedy or constitute an election to affirm any of the Finance Documents.  No election to affirm any Finance Document on the part of the Lender or the Servicer shall be effective unless it is in writing.  No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy.  The rights and remedies provided in each Finance Document are cumulative and not exclusive of any rights or remedies provided by law.

30.	AMENDMENTS AND WAIVERS

Any term of the Finance Documents may be amended or waived only with the consent of the Lender, the Servicer and the Borrower and any such amendment or waiver will be binding on all Parties.

31.	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

32.	GOVERNING LAW

This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

33.	ENFORCEMENT

33.1 Jurisdiction

(a)

The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement or any non-contractual obligation arising out of or in connection with this Agreement) (a "Dispute").

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(b)	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.
(c)

This Clause 33.1 is for the benefit of the Lender only.  As a result, the Lender shall not be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction.  To the extent allowed by law, the Lender may take concurrent proceedings in any number of jurisdictions.

33.2 Service of process

Without prejudice to any other mode of service allowed under any relevant law, the Borrower:

(a)	irrevocably appoints Law Debenture Corporate Services Inc. as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document; and
(b)	agrees that failure by a process agent to notify the Borrower of the process will not invalidate the proceedings concerned.
34.	ARBITRATION

34.1 Future disputes

(a)

Any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration under the rules of the London Court of International Arbitration (the “LCIA Rules”), which rules are deemed to be incorporated by reference into this Clause 34.1.

(b)	The number of arbitrators shall be one.
(c)	The seat, or legal place, of arbitration shall be London, England.
(d)	The language to be used in the arbitral proceedings shall be English.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

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SCHEDULE 1

CONDITIONS PRECEDENT TO INITIAL UTILISATION

1.	The Borrower
(a)	A copy of the constitutional documents of the Borrower.
(b)	A copy of a resolution of the board of directors of the Borrower:
(i)	approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute the Finance Documents to which it is a party;
(ii)	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf; and
(iii)

authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.

(c)	A specimen of the signature of each person authorised by the resolution referred to in paragraph (b) above.
(d)

A certificate of the Borrower (signed by a director) confirming that borrowing or guaranteeing, as appropriate, the Total Commitments would not cause any borrowing, guaranteeing or similar limit binding on it to be exceeded.

(e)

A certificate of an authorised signatory of the Borrower certifying that each copy document relating to it specified in this Schedule 1 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

2.	Finance Documents
(a)	This agreement, duly executed by the Borrower
(b)	The Shareholder’s Security Agreement in respect of TriLinc Global Impact Fund – Africa, Ltd., duly executed by the Borrower;
(c)	The Shareholder’s Security Agreement in respect of TriLinc Global Impact Fund – African Trade Finance, Ltd., duly executed by the Borrower;
(d)	The Shareholder’s Security Agreement in respect of TriLinc Global Impact Fund – African Trade Finance II, Ltd., duly executed by the Borrower;
(e)	The Shareholder’s Security Agreement in respect of TriLinc Global Impact Fund – Asia, Ltd., duly executed by the Borrower;
(f)	The Shareholder’s Security Agreement in respect of TriLinc Global Impact Fund – Asia II, Ltd., duly executed by the Borrower;
(g)	The Shareholder’s Security Agreement in respect of TriLinc Global Impact Fund
–	Asia III, Ltd., duly executed by the Borrower;

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(h)	The Shareholder’s Security Agreement in respect of TriLinc Global Impact Fund – Latin America, Ltd., duly executed by the Borrower;
(i)	The Shareholder’s Security Agreement in respect of TriLinc Global Impact Fund – Latin America II, Ltd., duly executed by the Borrower;
(j)	The Shareholder’s Security Agreement in respect of TriLinc Global Impact Fund – Latin America III, Ltd., duly executed by the Borrower;
(k)	The Shareholder’s Security Agreement in respect of TriLinc Global Impact Fund
–	Trade Finance, Ltd., duly executed by the Borrower;
3.	Legal opinion
(a)

A legal opinion of the legal advisers to the Borrower in the relevant jurisdiction relating to the capacity of the Borrower to enter into the Agreement, and the validity and enforceability of the Agreement in the jurisdiction of the Borrower, substantially in the form distributed to the Lender prior to signing this Agreement.

(b)

A legal opinion of the legal advisers to the Borrower in the relevant jurisdiction relating to the capacity of the Borrower to enter into the relevant Shareholder’s Security Agreements, and the validity and enforceability of the Shareholder’s Security Agreements in the jurisdiction of the Borrower and Borrower Subsidiary.

4.	Other documents and evidence
(a)	The consolidated annual financial statements of the Fund for the financial years ended December 31, 2015 and December 31, 2016.
(b)	The Servicer has assigned an internal credit scoring to the Borrower.
(c)	Evidence that any process agent referred to in Clause 33.2 (Service of process), has accepted its appointment.
(d)	Any other information reasonably requested by the Servicer.
(e)

A copy of any other Authorisation or other document, opinion or assurance which the Lender considers to be necessary (if it has notified the Borrower accordingly) in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document.

(f)	Evidence that the fees, costs and expenses then due from the Borrower pursuant to Clause 11 (Fees) have been paid or will be paid by the first Utilisation Date.
(g)

The financial statements (including a balance sheet and income statement) of the Borrower and of each Borrower Subsidiary as of 31 December 2016, prepared in accordance with the Accounting Principles, and in form and substance satisfactory to the Servicer.

(h)	The information pursuant to Clause 17.1(a) for the month of April 2017.

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SCHEDULE 2

FORM OF UTLISATION REQUEST

From:[Borrower]

To:[Lender]

CC:[Servicer]

Dated:

Dear Sirs

[Borrower] – [            ] Facility Agreement dated

[         ] (the "Agreement")

1.	We refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.
2.	We wish to borrow a Loan on the following terms:

Proposed Utilisation Date:	[the Availability Date]
Currency of Loan:	[Base Currency]
Amount:	[Commitment]
Loan net of Utilisation Fee:	[Yes / No]

3.	We confirm that each condition specified in Clause 4.2 (Further conditions precedent) is satisfied on the date of this Utilisation Request.
4.	The proceeds of this Loan should be credited to [account].
5.	This Utilisation Request is irrevocable.

Yours faithfully

…………………………………

authorised signatory for

[name of Borrower]

Accepted and agreed:

…………………………………

authorised signatory for

[name of Lender]

LON/MSME/S88/TLFA/EC

SCHEDULE 3

FORM OF INCREASE REQUEST

From:[Borrower]

To:[Lender]

CC:[Servicer]

Dated:

Dear Sirs

[Borrower] – [            ] Facility Agreement dated

[         ] (the "Agreement")

1.	We refer to the Agreement. This is an Increase Request. Terms defined in the Agreement have the same meaning in this Increase Request unless given a different meaning in this Increase Request.
2.	We request an increase of the Total Commitment and on the following terms:

Increase Date:	[•]
Increase Amount:	[•]

Currency

3.	We confirm that each condition specified in Clause 4.2 (Further conditions precedent) is satisfied on the date of this Increase Request.
4.	The proceeds of this Loan should be credited to [account].
5.	This Increase Request is irrevocable.

Yours faithfully

…………………………………

authorised signatory for

[name of Borrower]

LON/MSME/S88/TLFA/EC

SCHEDULE 4

FORM OF COMPLIANCE CERTIFICATE

To:[      ] as Lender

CC:[      ] as Servicer

From: [Borrower]

Dated:

Dear Sirs

[Borrower] – [         ] Facility Agreement

dated [           ] (the "Agreement")

1.

We refer to the Agreement.  This is a Compliance Certificate.  Terms defined in the Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2.	We confirm that: [Insert details of covenants to be certified]
3.	[We confirm that no Default is continuing.] [1]

Signed:	…............	…............
	Director	Director
	of	of
	[Borrower]	[Borrower]

[insert applicable certification language]

…..................

for and on behalf of

[name of auditors of the Borrower]

[1]	If this statement cannot be made, the certificate should identify any Default that is continuing and the steps, if any, being taken to remedy it.

LON/MSME/S88/TLFA/EC

SCHEDULE 5

TIMETABLES

Delivery of a duly completed Utilisation	2 Business Days

Request (Clause 5.1 (Delivery of a Utilisation

Request))

LIBOR is fixed	Quotation Day 11:00 a.m.

LON/MSME/S88/TLFA/EC

SCHEDULE 6

ACCOUNT

Correspondent Bank:	BNP Paribas New York
Correspondent Swift:	BNPAUS3NXXX
Beneficiary Bank:	BNP Paribas Securities Services Luxembourg
Beneficiary Swift:	PARBLULLXXX
Account Name:	Micro, Small & Medium Enterprises Bonds SA, Series 88
Account Number:	10336600106
IBAN:	LU13 3280 3544 15P1 L840

LON/MSME/S88/TLFA/EC

SIGNATURE PAGE

LENDER:

MICRO, SMALL & MEDIUM ENTERPRISES BONDS S.A.

Acting on behalf of its

COMPARTMENT SERIES 88

By:	By:
Name:	Name:
Title:	Title:

ADDRESSES FOR NOTICES

Micro, Small & Medium Enterprises Bonds SA

20, rue de la Poste

2346 Luxembourg

Luxembourg

Attn: Managing Director

Fax:      +352 27 00 12 205

Email:  LuxStructuredFinance@citco.com

LON/MSME/S88/TLFA/EC

SERVICER:

SYMBIOTICS SA

By:	By:
Name:	Name:
Title:	Title:

ADDRESSES FOR NOTICES

Symbiotics SA

31 Rue de la Synagogue

1204 Geneva, Switzerland

Attn : Investment Operations

Phone : +41 22 338 15 40

Fax : +41 22 338 15 41

Email : info@symbioticsgroup.com

LON/MSME/S88/TLFA/EC

BORROWER:

TRILINC GLOBAL IMPACT FUND CAYMAN, LTD.

By:	By:
Name:	Name:
Title:	Title:

ADDRESSES FOR NOTICES

ADDRESSES FOR NOTICES

TriLinc Global Impact Fund Cayman, Ltd.

1230 Rosecrans Ave., Suite 605

Manhattan Beach, CA 90266  USA

Attn : Gloria S. Nelund

Phone : 310-997-0580

Fax : 440-247-3709

Email : gnelund@trilincglobal.com

LON/MSME/S88/TLFA/EC